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                                                          FILE SEC NUMBER
                                                             333-108715
                                                   -----------------------------
                                                            CUSIP NUMBER
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check one):  |_| Form 10-K and Form 10-KSB    |_| Form 20-F    |_| Form 11-K
              |X| Form 10-Q and 10-QSB
              |_| Form 10-D    |_| Form N-SAR  |_| Form N-CSR

              For Period Ended:             March 31, 2008
                                ------------------------------------------------
              |_| Transition Report on Form 10-K
              |_| Transition Report on Form 20-F
              |_| Transition Report on Form 11-K
              |_| Transition Report on Form 10-Q
              |_| Transition Report on Form N-SAR
              For the Transition Period Ended:
                                               ---------------------------------

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     Read  Instruction  (on back page) Before  Preparing  Form.  Please Print or
Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION
         G2 Ventures, Inc.
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Full Name of Registrant

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Former Name if Applicable

          1810 Three Galleria Tower, 13155 Noel Road
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Address of Principal Executive Office (Street and Number)

         Dallas, Texas 75240
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

 |X|      (b)  The subject annual report,  semi-annual report, transition report on Form 10-K,  Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
               portion  thereof,  will  be  filed  on or  before  the  fifteenth calendar day  following the  prescribed  due date; or the subject quarterly  report or  transition  report on Form 10-Q or  subject distribution  report on Form 10-D,  or portion  thereof,  will be
               filed  on  or  before  the  fifth   calendar  day  following  the
               prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.




SEC 1344 (05-06)    Persons who are to respond to the  collection of information contained in this for are not required to respond unless the form displays a currently valid OMB control number

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra Sheets if Needed)

The Registrant's Form 10-Q for the period ended March 31, 2008 could not be filed within the prescribed time period without unreasonable effort or expense because the Registrant needs additional time to complete its financial statements.

PART IV -- OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification
         Gust Kepler                               (972)           726-9203
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           (Name)                                (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s).
     Yes |X| No |_|


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                              Yes |_| No |X|

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                G2 Ventures, Inc.
                                -----------------
                  (Name of Registrant as Specified in Charter)

                    has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     May 15, 2008      By /s/ Gust Kepler
     -----------------        --------------------------------------------------
                              Gust Kepler, President and Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                   ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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